As filed with the Securities and Exchange Commission on August 3, 2018

Registration Nos. 333-147510
333-179227

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-147510)
Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-179227)
____________________
ZAGG INC
(Exact name of registrant as specified in its charter)

Delaware		20-2559624
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
____________________
910 West Legacy Center Way, Suite 500 Midvale, Utah 84047
(Address of Principal Executive Offices)
____________________

ZAGG Inc 2007 Stock Incentive Plan
(Full Title of the Plan)
____________________

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801
(302) 658-7581
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
____________________

Copy to:
Jeffrey M. Jones, Esq.
Durham Jones & Pinegar, P.C.
111 South Main Street, Ste. 2400
Salt Lake City, UT 84111
____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

ZAGG Inc, a Delaware corporation (the “Company”), is filing this Post-Effective Amendment to the following Registration Statements on Form S-8 to deregister certain securities originally registered by the Company pursuant to its Registration Statements on Form S-8 filed with the U.S. Securities and Exchange Commission on November 19, 2007 (File No. 333-147510) (the “2007 S-8”) and January 27, 2012 (File No. 333-179227) (the “2012 S-8”) (collectively, the “Prior Registration Statements”), with respect to shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), thereby registered for offer or sale pursuant to the Company’s 2007 Stock Incentive Plan, as amended (the “2007 Plan”). A total of 2,000,000 shares of Common Stock were initially registered for issuance under the 2007 Form S-8. Thereafter, an additional 8,000,000 share of Common Stock were registered for issuance under the 2012 Form S-8.

Effective as of June 18, 2018, the 2007 Plan expired by its terms. As a result, and in accordance with undertakings made by the Company in each of the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby removes from registration 6,239,126 shares of Common Stock that had been registered under the Prior Registration Statements but that remained unissued as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Midvale, State of Utah, on this third day of August, 2018.
ZAGG INC

By: /s/ Chris Ahern
Chris Ahern
CEO & Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements of Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chris Ahern Chris Ahern	CEO, & Director (Principal Executive Officer)	August 3, 2018

/s/ Bradley J. Holiday Bradley J. Holiday	Chief Financial Officer (Principal Accounting and Financial Officer)	August 3, 2018

/s/ Cheryl A. Larabee Cheryl A. Larabee	Director, Chairperson	August 3, 2018

/s/ Daniel R. Maurer Daniel R. Maurer	Director	August 3, 2018

/s/ P. Scott Stubbs P. Scott Stubbs	Director	August 3, 2018

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